Exhibit 99.1

HFF, Inc. reports third quarter 2018 financial and transaction production results

DALLAS, TX – October 30, 2018 – HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the third quarter of 2018. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Third Quarter 2018 Highlights

•	Revenue was $161.4 million, a 9.0% increase year-over-year.

•	Net income was $29.6 million, as compared to $21.6 million in the prior year period.

•	Net income per diluted share grew 35.2% to $0.73, as compared to $0.54 in the prior year period.

•	Adjusted EBITDA improved 13.4% to $43.8 million versus $38.6 million in the prior year period.

First Nine Months of 2018 Highlights

•	Revenue was $446.7 million, a 5.3% increase year-over-year.

•	Net income was $71.0 million, as compared to $60.7 million in the prior year period.

•	Net income per diluted share increased 14.9% to $1.77, as compared to $1.54 during the prior year period.

•	Adjusted EBITDA improved 0.4% to $104.4 million compared to $103.9 million in the prior year.

“We are pleased with the Company’s third quarter 2018 results which were driven by increased volumes in all of our business platforms. We remain confident in the industry’s fundamental drivers and HFF’s market position, as we look beyond our third quarter results. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

HFF reports third quarter 2018 financial results

Results for the Third Quarter Ended September 30, 2018

The Company’s revenues grew 9.0% to $161.4 million for the third quarter of 2018, which represents an increase of $13.4 million compared to the third quarter of 2017. The Company generated operating income of $26.0 million during the third quarter of 2018, an increase of $1.3 million, or 5.4% when compared to the third quarter of 2017. This increase in operating income is primarily due to the 9.0% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 84 associates during the last twelve months, (ii) an increase in non-cash stock compensation, (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount and (iv) increased amortization of intangible assets.

Interest and other income, net, was $14.3 million in the third quarter of 2018, compared to $12.2 million in the third quarter of 2017. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights and increased interest and other related income which was partially offset by a decrease in Freddie Mac securitization compensation and other agency related income.

The Company reported net income for the quarter ended September 30, 2018 of $29.6 million, an increase of approximately $8.0 million, or 37.1%, when compared to net income of $21.6 million for the quarter ended September 30, 2017. For the quarter ended September 30, 2018, net income per diluted share was $0.73 compared to $0.54 for the third quarter of 2017.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2018 grew 13.4% to $43.8 million, compared to $38.6 million in the third quarter of 2017. The Adjusted EBITDA margin for the third quarter of 2018 was 27.2%, a 110 basis point increase compared to the Adjusted EBITDA margin of 26.1% in the third quarter of 2017.

Results for the Nine Months Ended September 30, 2018

The Company reported revenues of $446.7 million for the nine months ended September 30, 2018, which represents an increase of $22.6 million, or 5.3% compared to revenues for the first nine months of 2017 of $424.2 million. The Company generated operating income of $50.2 million during the first nine months of 2018, a decrease of $14.6 million, or 22.5% when compared to operating income of $64.8 million for the first nine months of 2017. This decrease in operating income is primarily due to (i) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 84 associates during

HFF reports third quarter 2018 financial results

the last twelve months, (ii) the expense associated with the non-recurring payment related to an additional compensation award as approved by the Compensation Committee of the Board of Directors of the Company in the first quarter of 2018, (iii) an increase in non-cash stock compensation, (iv) increases in other operating expenses due to the growth in transactional activity and the increase in headcount and (v) an increase in amortization of intangible assets. These cost increases were partially offset by the 5.3% increase in revenue.

Interest and other income, net, totaled $41.2 million for the nine months ended September 30, 2018 compared to $36.0 million for the nine months ended September 30, 2017. This 14.4% increase is primarily a result of increases from interest and other related income, mortgage servicing rights income and securitization compensation partially offset by a decrease in other agency related income.

The Company reported net income for the nine month period ended September 30, 2018 of $71.0 million, an increase of approximately $10.3 million, or 17.0%, when compared to net income of $60.7 million for the nine month period ended September 30, 2017. For the nine month period ended September 30, 2018, net income per diluted share was $1.77, or a 14.9% increase when compared to $1.54 for the nine month period ended September 30, 2017.

Adjusted EBITDA for the nine month period ended September 30, 2018 was $104.4 million, which represents an increase of $0.4 million, or 0.4%, when compared to $103.9 million in the comparable period in 2017. This increase in Adjusted EBITDA is primarily attributable to the increase in interest and other income which was partially offset by a decrease in operating income. The Adjusted EBITDA margin for the nine month period ended September 30, 2018 was 23.4%, a 110 basis point decrease, compared to an Adjusted EBITDA margin of 24.5% in the comparable period in 2017.

HFF reports third quarter 2018 financial results

HFF, Inc.

Condensed Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
	2018	2017	2018	2017
Revenue	$161,394	$148,022	$446,743	$424,192
Operating expenses:
Cost of services	90,700	84,020	254,948	243,441
Operating, administrative and other	38,089	34,793	123,660	103,682
Depreciation and amortization	6,632	4,563	17,926	12,262

Total expenses	135,421	123,376	396,534	359,385
Operating income	25,973	24,646	50,209	64,807
Interest and other income, net	14,305	12,209	41,219	36,045
Interest expense	(3)	(5)	(12)	(17)
(Increase) decrease in payable under the tax receivable agreement	(1,226)	479	(1,226)	479

Income before income taxes	39,049	37,329	90,190	101,314
Income tax expense	9,432	15,726	19,166	40,593

Net income	$29,617	$21,603	$71,024	$60,721

Earnings per share – basic	$0.75	$0.56	$1.81	$1.57
Earnings per share – diluted	$0.73	$0.54	$1.77	$1.54
Weighted average shares outstanding – basic	39,262,706	38,706,240	39,185,500	38,647,021
Weighted average shares outstanding – diluted	40,321,546	39,891,583	40,205,988	39,515,826
Adjusted EBITDA	$43,821	$38,627	$104,356	$103,934

HFF reports third quarter 2018 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended September 30,
By Platform	2018		2017		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$12,381,493	383	$11,411,203	360	$970,290	8.5%	23	6.4%
Investment Advisory	9,610,921	211	8,849,367	208	761,554	8.6%	3	1.4%
Equity Placement	3,287,506	34	2,098,350	33	1,189,156	56.7%	1	3.0%
Loan Sales	58,490	9	38,522	3	19,968	51.8%	6	200.0%

Total Transaction Volume	$25,338,410	637	$22,397,442	604	$2,940,968	13.1%	33	5.5%

Average Transaction Size	$39,778		$37,082		$2,696	7.3%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$75,960,696	3,232	$65,844,400	2,944	$10,116,296	15.4%	288	9.8%

Production volumes for the third quarter of 2018 totaled approximately $25.3 billion on 637 transactions representing a 13.1% increase in production volume and a 5.5% increase in the number of transactions when compared to the production volumes of approximately $22.4 billion on 604 transactions for the third quarter of 2017. The average transaction size for the third quarter of 2018 was $39.8 million, which is approximately 7.3% higher than the comparable figure of approximately $37.1 million for the third quarter of 2017.

•	Debt Placement production volume was approximately $12.4 billion in the third quarter of 2018, representing an increase of 8.5% over the third quarter of 2017 volume of approximately $11.4 billion.

•	Investment Advisory production volume increased 8.6% to approximately $9.6 billion in the third quarter of 2018 from the third quarter of 2017 volume of approximately $8.8 billion.

•	Equity Placement production volume was approximately $3.3 billion in the third quarter of 2018, an increase of 56.7% from the third quarter of 2017 volume of approximately $2.1 billion.

HFF reports third quarter 2018 financial results

•	Loan Sales production volume was approximately $58.5 million for the third quarter of 2018, an increase of 51.8% from the $38.5 million of volume in third quarter 2017.

•

The principal balance of the Company’s Loan Servicing portfolio reached $76.0 billion at the end of the third quarter of 2018, representing an increase of approximately $10.1 billion, or 15.4%, from $65.8 billion at the end of the third quarter of 2017.

Nine Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Nine Months Ended September 30,
By Platform	2018		2017		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$36,184,329	1,085	$35,059,245	1,025	$1,125,084	3.2%	60	5.9%
Investment Advisory	24,209,077	574	24,218,837	546	(9,760)	0.0%	28	5.1%
Equity Placement	5,200,918	110	5,586,137	95	(385,219)	-6.9%	15	15.8%
Loan Sales	218,834	21	153,226	12	65,608	42.8%	9	75.0%

Total Transaction Volume	$65,813,158	1,790	$65,017,445	1,678	$795,713	1.2%	112	6.7%

Average Transaction Size	$36,767		$38,747		$(1,980)	-5.1%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$75,960,696	3,232	$65,844,400	2,944	$10,116,296	15.4%	288	9.8%

Production volumes for the nine months ended September 30, 2018 totaled approximately $65.8 billion on 1,790 transactions, representing a 1.2% increase in production volume and a 6.7% increase in the number of transactions when compared to the production volumes of approximately $65.0 billion on 1,678 transactions for the comparable period in 2017. The average transaction size for the nine months ended September 30, 2018 was $36.8 million, which is approximately 5.1% lower than the comparable figure of approximately $38.7 million for the nine months ended September 30, 2017.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 1,059 associates as of September 30, 2018, which represents a net increase of 84, or

HFF reports third quarter 2018 financial results

8.6%, over the comparable total of 975 associates as of September 30, 2017. HFF’s total number of capital markets advisors was 390 as of September 30, 2018, which represents a net increase of 17, or 4.6% over the comparable total of 373 capital markets advisors as of September 30, 2017. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 12 of the Company’s 26 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter 2018 financial results on October 30, 2018 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188 (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter the conference ID number 6135978. A replay will become available after 9:00 p.m. Eastern Time on October 30, 2018 and will continue through November 6, 2018, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering the conference ID number 6135978.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on October 30, 2018 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports third quarter 2018 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 26 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment advisory, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2018 financial results

HFF, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents and restricted cash	$240,428	$276,802
Accounts receivable, receivable from affiliate and prepaids	29,097	19,825
Mortgage notes receivable	634,298	450,821
Property, plant and equipment, net	17,532	17,897
Deferred tax asset, net	42,585	50,874
Intangible assets, net	73,130	67,525
Securities - held to maturity	25,000	—
Other noncurrent assets	11,075	8,461

Total assets	$1,073,145	$892,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$632,546	$450,255
Accrued compensation, accounts payable and other current liabilities	74,180	81,439
Long-term debt (includes current portion)	4,012	405
Deferred rent credit and other liabilities	12,425	12,700
Payable under the tax receivable agreement	50,290	60,939

Total liabilities	773,453	605,738
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 39,113,015 and 38,579,544 shares outstanding, respectively	391	387
Additional paid in capital	153,345	144,304
Accumulated other comprehensive income, net of taxes	(340)	171
Treasury stock	(1,220)	(4,971)
Retained earnings	147,516	146,576

Total equity	299,692	286,467

Total liabilities and stockholders’ equity	$1,073,145	$892,205

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among

HFF reports third quarter 2018 financial results

other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports third quarter 2018 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2018 and 2017:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$29,617	$21,603	$71,024	$60,721
Add:
Interest expense	3	5	12	17
Income tax expense	9,432	15,726	19,166	40,593
Depreciation and amortization	6,632	4,563	17,926	12,262
Stock-based compensation (a)	6,322	4,297	18,868	13,049
Valuation of mortgage servicing rights	(9,411)	(7,088)	(23,866)	(22,229)
Increase (decrease) in payable under the tax receivable agreement	1,226	(479)	1,226	(479)

Adjusted EBITDA	$43,821	$38,627	$104,356	$103,934

(a)

Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of comprehensive income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and nine months ended September 30, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and nine months ended September 30, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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